As filed with the Securities and Exchange Commission on September 19, 2017 Registration No. 333-191335

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8
REGISTRATION STATEMENT
Under The Securities Act of 1933

CLUBCORP HOLDINGS, INC.
(Exact name of Registrant as specified in its charter)

Nevada	20-5818205
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
3030 LBJ Freeway, Suite 600 Dallas, Texas 75234 Telephone: (972) 243-6191
(Address, including zip code and telephone number, of principal executive offices)

ClubCorp Holdings, Inc. Amended and Restated 2012 Stock Award Plan
(Full title of the plan)

Eric L. Affeldt Chief Executive Officer ClubCorp Holdings, Inc. 3030 LBJ Freeway, Suite 600 Dallas, Texas 75234 Telephone: (972) 243-6191
(Name and address of agent for service)

Copy to: Brian M. Janson Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, New York 10019 (212) 373-3588

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer [x]	Accelerated filer [ ]
Non-accelerated filer [ ] (Do not Check if a smaller reporting company)	Smaller Reporting Company [ ]
Emerging Growth Company [ ]
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [ ]

EXPLANATORY NOTE
DEREGISTRATION OF SECURITIES
This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the Registration Statement of ClubCorp Holdings, Inc. (the “Company”) on Form S-8 (Registration No. 333-191335), filed with the Securities and Exchange Commission (the “SEC”) on September 24, 2013 (the “Registration Statement”), which registered the offering of 4,000,000 shares of common stock, par value $0.01 per share (“Common Stock”), pursuant to the terms of the Company’s Amended and Restated 2012 Stock Award Plan.
On September 18, 2017, pursuant to the Agreement and Plan of Merger, dated as of July 9, 2017 (the “Merger Agreement”), by and among the Company, Constellation Merger Sub Inc., a Nevada corporation (“Merger Sub”), and Constellation Club Parent, Inc., a Delaware corporation (“Parent”), Merger Sub merged with and into the Company with the Company surviving as a wholly owned subsidiary of Parent (the “Merger”). As a result of the Merger, the Company has terminated all offerings of its Common Stock pursuant to its existing registration statements, including the Registration Statement.
In connection with the Merger and other transactions contemplated by the Merger Agreement, and in accordance with an undertaking made by the Company in the Registration Statement to remove from registration by means of a post-effective amendment any securities which remain unsold at the termination of the offering, the Company hereby removes and withdraws from registration all securities of the Company registered pursuant to the Registration Statement that remain unsold as of the date hereof, if any.

SIGNATURE
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on this 19th day of September, 2017.

CLUBCORP HOLDINGS, INC.

By:	/s/ Eric L. Affeldt
Name:	Eric L. Affeldt
Title:	Chief Executive Officer

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.